UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):	December 20, 2002

Lithia Motors, Inc.

(Exact Name of Registrant as specified in its charter)
Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.

360 E. Jackson Street, Medford, Oregon Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Exhibits.

The following Exhibit is filed or furnished as part of this Report to the extent described in Item 9.
(99)	Press Release dated December 20, 2002

Item 9. Regulation FD Disclosure.

On December 20, 2002, Lithia Motors, Inc. issued a press release with respect to revenue and earnings per share guidance for the fourth quarter of 2002 and 2003, including certain forward looking statements. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 20, 2002	By:	LITHIA MOTORS, INC. (Registrant) /s/ Kenneth E. Roberts Kenneth E. Roberts, Assistant Secretary

EXHIBIT 99

Lithia Motors Maintains Revenue Guidance and Lowers Earnings Guidance For 2002 and 2003

MEDFORD, Ore., Dec. 20 /PRNewswire-FirstCall/ -- Lithia Motors, Inc. (NYSE: LAD) today announced that it is maintaining revenue guidance and revising its fourth quarter 2002 earnings guidance from $0.42 - $0.44 per share to $0.31 - $0.34 per share and its full-year 2002 earnings guidance to $1.74 - $1.77 per share. Full-year 2003 earnings guidance is revised to $1.83 - $1.95 per share from $2.00 - $2.12 per share. The quarterly breakout for 2003 is estimated as follows for Diluted EPS: Q1: $0.35 - $0.38; Q2: $0.45 - $0.48; Q3: $0.58 - $0.61; and Q4: $0.45 - $0.48. The first quarter 2003 EPS guidance includes approximately 23% more shares outstanding than in the same period of 2002.

Chairman and Chief Executive Officer Sidney B. DeBoer stated, "Sales are within past guidance ranges due to our continued aggressive new vehicle marketing campaign. However, we are revising earnings guidance due to lower than expected new and used vehicle margins. While new vehicle margins are down, we continue to take market share in most of the markets where we operate and continue to outperform the national new vehicle sales trends. We have continued to experience weakness in the used vehicle market through a combination of lower gross margins and higher than normal wholesale losses. As we demonstrated two years ago, the company's business model, with its variable cost components, will allow us to adjust our costs in an efficient manner."

"Based on our revised guidance the company will still produce year-over-year growth in net income of approximately 40% in 2002. Additionally, with weakness in the market we have recently seen a noticeable increase in the opportunities for new store acquisitions and therefore are raising our annualized acquisition revenue guidance to $350 to $450 million in 2003," concluded Mr. DeBoer.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 71 stores and 133 franchises in 10 states in the Western United States and over the Internet through "Lithia.com -- America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 76,835 new and used vehicles and had $1.87 billion in total revenue in 2001.

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the sales environment in the fourth quarter of 2002, revised guidance, the company's performance relative to national trends, market share gains, the company's ability to adjust to a slower economic environment, the variable cost structure, stated forward estimates and acquisition assumptions.

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer, 541-776-6868, or invest@lithia.com, or Dan Retzlaff, Director Investor Relations, 541-776-6819, or dretzlaff@lithia.com, or log-on to: www.lithia.com -- go to About Lithia -- Investor Relations.

SOURCE Lithia Motors, Inc.

CONTACT: Jeff DeBoer, Senior VP and Chief Financial Officer, +1-541-776-6868, or invest@lithia.com, or Dan Retzlaff, Director Investor Relations, +1-541-776-6819, or dretzlaff@lithia.com, both of Lithia Motors/

Safe Harbor Statement under the Private Securities Reform Act of 1995
With the exception of historical information, the matters discussed or incorporated by reference in this Annual Report include forward-looking statements. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risks including those set forth from time to time in the Company's filings with the SEC. These risk factors include, but are not limited to, the cyclical nature of automobile sales and the intense competition in the automobile retail industry, the Company's ability to negotiate profitable acquisitions, and the ability to secure manufacturer approvals for such acquisitions.